For Immediate Release

January 23, 2023

Company Contact: Michael Caruso SVP, Corporate Finance & Investor Relations michael.caruso@broadstone.com 585.402.7842

Broadstone Net Lease Provides Updates on Its Board of Directors and Schedules Fourth Quarter 2022

Earnings Release and Conference Call

Jessica Duran and Laura Felice Appointed to the Board

Geoffrey Rosenberger to Retire From the Board

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“Broadstone,” “BNL,” the “Company,” “we,” “our,” or “us”), today announced that its Board of Directors (the “Board”) has appointed Jessica Duran, a Managing Director and the Chief Financial Officer of TSG Consumer Partners, and Laura Felice, the Executive Vice President and Chief Financial Officer of BJ’s Wholesale Club Holdings, Inc. to the Board.

“We are thrilled to have Jessica and Laura join BNL’s Board of Directors,” said Laurie Hawkes, Chairman. “Jessica and Laura each possess a skillset that complements those of our existing Board members. Jessica’s in-depth knowledge of the private equity industry and her extensive tax and REIT experience will be beneficial to the Board for years to come. Additionally, Laura’s wide-ranging knowledge of the retail industry and her position as a C-suite executive of a publicly traded company provides valuable insight and continues our efforts to add Board members with significant experience in our targeted asset classes. And as importantly, Jessica’s and Laura’s backgrounds supplement those of our current directors, enhancing our Board’s overall value to BNL’s shareholders, and their appointments represent our dedication to ensuring that our Board is comprised of individuals with rich and varying experiences and mindsets.”

Prior to joining TSG Consumer Partners in 2017, Ms. Duran was a Tax Partner at Deloitte & Touche, LLP, where she served in the Business Tax Services group and was a leader in the firm’s private equity practice. Ms. Duran was also previously a Vice President at AMB Property Corporation, a publicly traded industrial REIT prior to its merger with Prologis in 2011.

Prior to joining BJ’s Wholesale Club Holdings, Inc. in 2016, Ms. Felice served in various roles at Clarks Americas, Inc., including as its Senior Vice President of Finance, where she oversaw all aspects of commercial finance for Clarks’ distribution channels in the Americas region. Ms. Felice was also previously employed by PricewaterhouseCoopers LLP.

The Company also announced today that, following more than 15 years of service to the Company, Geoffrey Rosenberger has elected to retire from the Board and not stand for re-election to the Board at the Company’s next annual meeting of stockholders, which the Company intends to hold in May 2023. Mr. Rosenberger has been a member of the Board since the Company’s inception and was the Board’s Lead Independent Director from 2007 until 2019 and Chair of the Audit Committee from 2007 through 2017.

“Geoff has been a key member of the Board since day one,” said Ms. Hawkes. “His contributions to the Board, including as Lead Independent Director and Chair of the Audit Committee, have been immense and innumerable and his presence in the boardroom will be missed. The Board and management look forward to building upon the foundation that Geoff helped create as we continue to grow long-term shareholder value. We all thank Geoff for his many years of service to the Company.”

Fourth Quarter 2022 Earnings Release

The Company also announced today that it will release its financial and operating results for the quarter ended December 31, 2022, after the market closes on Wednesday, February 22, 2023. The Company will host its earnings conference call and audio webcast on Thursday, February 23, 2023 at 10:00 a.m., Eastern Time.

Conference Call and Webcast Details

To access the live webcast, which will be available in listen-only mode, please visit: https://events.q4inc.com/attendee/311495870. If you prefer to listen via phone, U.S. participants may dial: 1-844-200-6205 (toll free) or 1-646-904-5544 (local), access code 663590. Canadian participants may dial: 1-833-950-0062 (toll free) or 1-226-828-7575 (local), access code 663590. International callers may dial +1-929-526-1599, access code 663590.

A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. To listen to a replay of the call via phone, U.S. participants may dial: 1-866-813-9403 (toll free) or 1-929-458-6194 (local), access code 013843.Canadian participants may dial: 1-226-828-7578, access code 013843. U.K. participants may dial: 0204-525-0658 (local), access code 013843. All other callers may dial +44-204-525-0658, access code 013843.The replay will be available via dial-in until Thursday, March 9, 2023. To listen to a replay of the call via the web, which will be available for one year, please visit: https://investors.bnl.broadstone.com/

About Broadstone Net Lease, Inc.

BNL is a real estate investment trust that acquires, owns, and manages primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. The Company utilizes an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting. As of December 31, 2022, BNL’s diversified portfolio consisted of 804 individual net leased commercial properties with 797 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, healthcare, restaurant, retail, and office property types.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “would be,” “believe,” “continue,” or other similar words. Forward-looking statements, including our assumptions, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to the COVID-19 pandemic and its related impacts on us and our tenants, general economic conditions, including but not limited to increases in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property acquisitions, and the timing and uncertainty of completing these acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 23, 2022, which you are encouraged to read, and is available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.